EXHIBIT 99.B15


                   Rule 12b-1 Distribution Plan and Agreement


         RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated as of the day of December 1995 by and between LORD ABBETT INVESTMENT TRUST, a Delaware business trust (the "Company") on behalf of its Lord Abbett U.S. Government Securities Series (the "Fund Series"), and LORD, ABBETT & CO., a New York partnership (the "Distributor").

         WHEREAS, the Company is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and the Distributor acts as the Company's distributor pursuant to the Distribution Agreement between the Company and the Distributor, dated the 20th day of October, 1993.

         WHEREAS, the Company desires to adopt a Distribution Plan and Agreement (the "Plan") for the Fund Series with the Distributor, as permitted by Rule 12b-1 under the Act, pursuant to which the Fund Series may make certain payments to the Distributor for payment to broker-dealers with respect to the distribution of shares of the Fund Series.

         WHEREAS, the Company's Trustees have determined that there is a reasonable likelihood that the Plan will benefit the Fund Series and its shareholders.

         NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

         1. The Company hereby authorizes the Distributor to enter into distributor's agreements (the "Distributor's Agreements") with independent broker-dealers appointed by the Distributor providing for the payment to such broker-dealers of fees which the Distributor receives from the Fund Series in order to provide incentives to the broker-dealers (i) to sell shares of the Fund Series and (ii) to maintain Fund Series shareholder accounts and/or to provide Fund Series shareholders with service, including shareholder liaison services such as responding to customer inquires and providing information on their investments. The Plan goes into effect (the "effective date") on the first day of the calendar quarter subsequent to the Fund Series' net assets reaching $50 million, with respect to all accounts, including those existing at the time and covered by Distributor's Agreements, except with respect to certain accounts for which tracking data is not available. The Distributor may, from time to time, waive or defer payment of fees payable at the time of sale of shares provided for under paragraph 2 hereof.

         2. The Fund Series shall pay to the  Distributor  pursuant to this Plan
(i) fees for services at an annual rate not to exceed .25 of 1% of the average daily net asset value of the shares of the Fund Series, sold from the commencement of the Fund Series' public offering, and held in each account covered by the Distributor's Agreement; and (ii) with respect to sales at the breakpoint of $1 million or more, a one-time distribution fee of 1% of the net asset value of shares sold on or after the effective date. The fees mentioned in
(i) and (ii) of this  paragraph are for the purposes  mentioned in (ii) and (i),


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respectively,  of paragraph 1 of this Plan. In determining whether a shareholder has made an investment of the above breakpoint, the investment may be deemed to include the value of other shares of the Fund Series and the value of the shares of any other Lord Abbett managed fund or series that has a Rule 12b-1 plan deemed comparable to this Plan for this purpose by the Trustees of the Company (a "Lord Abbett Rule 12b-1 Fund") which the shareholder could include within the right of accumulation or statement of intention privileges described in the Company's Prospectus as in effect at such time. Such fees shall be calculated and paid quarterly, subject to change by the Trustees of the Company in the manner contemplated in paragraph 11 of this Plan.

         3. If any shares as to which a distribution fee described in paragraph 2 has been paid are redeemed out of the Lord Abbett family of funds on or before the end of the twenty-fourth month after the month in which the shares were purchased (the "twenty-fourth-month end"), the shareholder will be required to pay the Fund Series involved a contingent deferred reimbursement charge of 1% of the lesser of the cost or then net asset value of the shares; provided, however, that such reimbursement charge shall not apply to redemptions by tax qualified retirement plans under Section 401 of the Internal Revenue Code due to plan loans, hardship withdrawals, death, retirement or separation from service with respect to plan participants. If such shares in the Fund Series are exchanged for shares of another Fund series or of another Lord Abbett Rule 12b-1 Fund and the shares of the other fund or series are later redeemed out of the family before the twenty-fourth-month end, the 1% contingent deferred reimbursement charge will be collected by the other Lord Abbett Rule 12b-1 Fund at the time of redemption and will be paid to the Fund Series. Effective the date hereof, the Fund Series also will collect such a charge for another Lord Abbett Rule 12b-1 Fund in a similar situation. Adoption of this provision in similar Plans by the other Lord Abbett Rule 12b-1 Funds and their shareholders represents the agreement of such funds to collect such charges from their shareholders. The timing, categories and calculation of this charge may be changed by the Company's Trustees in the manner contemplated in paragraph 11 of this Plan.

         4. Subject to the limits in paragraph 2, the Distributor may use such amounts received from the Fund Series to finance any activity which is primarily intended to result in the sale of shares of the Fund Series including, but not limited to, commissions or other payments relating to selling or servicing efforts, provided: (i) that the Company's Trustees (in the manner contemplated in paragraph 11 of this Plan) shall have approved the timing, categories and calculation of such payments, and (ii) the Distributor shall neither retain any portion of such payments, nor use such payments for its obligations under the above-mentioned Distribution Agreement.

         5. The value of the net assets of the Fund Series shall be determined as provided in the Declaration of Trust of the Company. If the Distributor waives all or a portion of fees which are to be paid by the Fund Series hereunder, the Distributor shall not be deemed to have waived its rights under this Agreement to have the Fund Series pay such fees in the future.


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         6. The  Secretary of the Trust,  or in his absence the Chief  Financial
Officer, is hereby authorized to direct the disposition of monies paid or payable by the Fund Series hereunder and shall provide to the Company's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

         7. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the Trustees, officers, shareholders, or other representatives of the Company are or may be "interested persons" of the Distributor, or any successor or assignee thereof, or that any or all of the directors, trustees, officers, partners, or other representatives of the Distributor are or may be "interested persons" of the Company, except as otherwise may be provided in the Act.

         8. The Distributor shall give the Company the benefit of the Distributor's best judgment and good faith efforts in rendering services under this Plan. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Plan and, having so acted, the Distributor shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Company, the Fund Series or any of the shareholders, creditors, Trustees, or officers of the Company; provided however, that nothing herein shall be deemed to protect the Distributor against any liability to the Company or the Fund Series' shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligation and duties hereunder.

         9. This Agreement shall be effective on the date hereof, and shall continue in effect for a period of more than one year from such date only so long as such continuance is specifically approved at least annually by a vote of the Trustees of the Company, including the vote of a majority of the Trustees who are not "interested persons" of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan, cast in person at a meeting called for the purpose of voting on such renewal.

         10. This Plan may not be amended to increase materially the amount to be spent by the Fund Series hereunder without the vote of a majority of its outstanding voting securities and each material amendment must be approved by a vote of the Trustees of the Company, including the vote of a majority of the Trustees who are not "interested persons" of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan, cast in person at a meeting called for the purpose of voting on such amendment.


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         11. Amendments to this Plan other than material  amendments of the kind referred to in the forgoing paragraph 10 may be adopted by a vote of the Trustees of the Company, including the vote of a majority of the Trustees who are not "interested persons" of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan. The Trustees of the Company may, by such a vote, interpret this Plan and make all determinations necessary or advisable for its administration.

         12. The Plan may be terminated at any time without the payment of any penalty by (a) the vote of a majority of the Trustees of the Company who are not "interested persons" of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan, or (b) by vote of a majority of the outstanding voting securities of the Series. This Plan shall automatically terminate in the event of its assignment. The terms "interested persons," "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meaning as those terms are defined in the Act.

         13. The obligations of the Company, including those imposed hereby, are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Company individually, but are binding only upon the assets and property of the Company. Any and all personal liability, either at common law or in equity, or by statute or constitution, of every such Trustee, shareholder, officer, employee or agent for any breach of the Company of any agreement, representation or warranty hereunder is hereby expressly waived as a condition of and in consideration for the execution of this Agreement by the Company.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.


                                    LORD ABBETT INVESTMENT TRUST


                                    By:
                                    Chairman


ATTEST:



Assistant Secretary


                                    LORD, ABBETT & CO.


                                    By:
Partner